Everest Properties
155 N. Lake Avenue, Suite 1000, Pasadena, CA  91101
Tel.: (626) 585-5920  Fax: (626) 585-5929

December 11, 2002


TO HOLDERS OF ORIGINAL UNITS OF
INCOME GROWTH PARTNERS, LTD. X

     Re: Offer to Purchase Original Units for $651 Per Unit, dated November 12, 2002

Dear Unit Holder:

     Everest has extended the expiration date of THE OFFER TO December 24, 2002, from the previous expiration date of December 12, 2002. Investors should note that:

     o $651 per Original Unit equals the amount of net proceeds Everest estimates would be distributed if the Partnership's properties were liquidated for the value estimated in the last appraisal obtained by the General Partner, dated May 8, 2002.

     o The General Partner has advised us its recommendation for Everest's Offer will be neutral.

     o The Offer price exceeds by $401 per Unit (160%) the highest prior offer for Original Units of which Everest is aware, made November 23, 2001.

     o The Offer price exceeds by at least $267 per Unit (70%) the average price per unit for trades of Partnership interests over the last 12 months.

     o You will be able to obtain a 2002 transfer of your Original Units. According to the General Partner, transfers received by its transfer agent prior to January 15, 2003, will be deemed effective as of the end of 2002; which means the 2002 K-1 will be a final K-1.

     Please sign and return an Agreement of Transfer and Letter of Transmittal promptly (blue form) in the envelope provided to accept our offer.

     For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact us at (800) 611-4613 (toll free).


                                         Very truly yours,

                                         EVEREST INVESTORS 10, LLC

     P.S. to Class A Unit Holders: Several limited partners have indicated they would prefer to sell their Class A Units along with their Original Units. If this applies to you, please contact Everest to discuss your situation.